NEWS RELEASE

Coeur Completes Acquisition of the Silvertip Mine
Chicago, Illinois - October 17, 2017 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today announced that it has closed the acquisition of privately-owned JDS Silver Holdings, Ltd. and its wholly-owned subsidiary JDS Silver Inc. (collectively, “JDS Silver”), which owns the high-grade Silvertip Mine (“Silvertip”) in northern British Columbia, by way of the previously announced arrangement (the “Arrangement”).
“We are excited about the impact Silvertip is expected to have on our production, margins, and cash flow beginning next year. We are also pleased to now have a presence in mining-friendly British Columbia and look forward to building upon the strong government and community partnerships already in place,” said Mitchell J. Krebs, Coeur's President and Chief Executive Officer. “Over the coming weeks and months, we plan to make meaningful investments at Silvertip to position it as a significant and sustainable cornerstone asset within our portfolio of operating mines.”

“Coeur Mining's decision to invest here demonstrates that companies believe British Columbia is a good jurisdiction to invest in mining," said British Columbia Minister of Energy, Mines and Petroleum Resources Michelle Mungall. "Our government is committed to strengthening mining in this province to ensure companies like Coeur Mining continue to invest here, creating more good jobs for British Columbians.”

Ruby Johnny, Chief of Dease River First Nation and member of the Kaska Dena Council Board of Directors, added, “I would like to congratulate Coeur Mining on the acquisition of JDS Silver. The Silvertip Mine has provided many benefits to the Kaska which include employment, contracting opportunities and an economic agreement. We have established an excellent working relationship with JDS Silver and our hope is to continue and grow this relationship with Coeur Mining - the new owner of the Silvertip Mine.”

Pursuant to the Arrangement, Coeur acquired all issued and outstanding common shares of JDS Silver Holdings, Ltd. for consideration of approximately US$147.5 million in cash and US$37.5 million in Coeur common stock, and assumed approximately US$15 million of existing debt. The cash consideration was funded with US$100 million of borrowings under the Company’s revolving credit facility as well as cash on hand. Upon closing of the Arrangement, the Company issued approximately 4.19 million new Coeur shares to former holders of JDS Silver, who now own approximately 2.3% of Coeur’s issued and outstanding shares on an undiluted basis.

Additional consideration of up to US$50 million is payable contingent upon the achievement of specific future permitting and exploration milestones at Silvertip. Any such contingent consideration will be paid in cash and in common stock. This contingent consideration and other matters are described more fully in the Arrangement Agreement dated September 10, 2017.

Coeur’s legal advisor was Goodmans LLP and its financial advisors were Sprott Capital Partners and BMO Capital Markets. Blake, Cassels & Gordon acted as legal advisor to JDS Silver and Maxit Capital acted as JDS Silver’s financial advisor.

About Coeur
Coeur Mining, Inc. is a well-diversified, growing precious metals producer with six mines in the Americas employing approximately 2,300 people. Coeur’s wholly-owned operations include the Palmarejo silver-gold complex in Mexico, the Silvertip silver-zinc-lead mine in British Columbia, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the San Bartolomé silver mine in Bolivia. In addition, the Company owns the La Preciosa project in Mexico, a silver-gold exploration stage project. Coeur conducts exploration activities in North and South America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding the anticipated results of the Silvertip acquisition and any additional transaction consideration, anticipated investments in Silvertip, and anticipated Silvertip production, margins, and cash flow. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated benefits of the Silvertip acquisition, anticipated investments in Silvertip, and anticipated Silvertip production, margins, cash flow, and other anticipated operating parameters are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold, silver, zinc, and lead, and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of resources, changes that could result from Coeur's future acquisition of new mining properties or businesses, the loss of any third-party smelter to which Coeur markets commodities, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, the political risks and uncertainties associated with operations in Bolivia, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K or Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, Illinois 60603
Attention: Courtney Lynn, Vice President, Investor Relations and Treasurer
Phone: (312) 489-5800
www.coeur.com

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